Exhibit 10.10

SQZ Biotechnologies Company

134 Coolidge Avenue

Watertown, Massachusetts 02472

July 17, 2019

Teri Loxam

Dear Teri:

SQZ Biotechnologies Company (the “Company”) is pleased to offer you the position of Chief Financial Officer in Watertown, MA. The following represents our offer of employment to join the Company and is contingent upon satisfactory completion of your references and the Company’s standard background check. To accept this offer, please print, sign, and return via email this letter by July 18, 2019.

Start Date:

Mutually agreed upon date

Position:

Chief Financial Officer

Status:

Regular Full-Time, Exempt

Reporting to:

Armon Sharei, Chief Executive Officer

Annual Base Salary:

$400,000

Which will be paid semi-monthly

Hiring Bonus:

Total of $250,000 less normal witholdings payable in two installments. The first installment of $125,000 within 2 payroll periods upon your start date; the second installment of $125,000 payable within two payroll periods following your 12 month anniversary. If you terminate your employment voluntarily before the end of the first 12 months of employment you will be required to repay the first installment of the Hiring Bonus to the Company in full. If you terminate your employment voluntarily before the end of 24 months of employment you will be required to repay the second installment of the Hiring Bonus to the Company in full.

Allowances:

Commuting/Housing Allowance:

The Company will reimburse Employee, beginning on Employee’s start date with the Company and continuing up to July 31, 2021, for reasonable temporary housing expenses incurred by Employee in the Boston, MA area (or another location should the Company relocate) and reasonable costs incurred by Employee in commuting from their current residence to the temporary residence in the Boston, MA area. Commuting allowance will be no greater than $5000/month net and to be grossed up as defined below

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Relocation Allowance:

The Company will provide the Employee with a lump sum payment net applicable withholding taxes, payable no later than the second paycheck following the confirmation of relocation initiation by July 31, 2021. If the Employee terminates employment voluntarily before July 31, 2022 the Employee will be required to repay the Relocation Bonus to the Company, including all applicable taxes, in full. The lump sum payment will be $40,000 net and to be grossed up as defined below.

Gross-Up Payment: For each calendar year in which Employee receives the Commuting and Housing Allowance and/or the Relocation Allowance (the “Allowances”), Employee will receive an additional cash payment such that Employee receives the entire net amount of such Allowances after deduction of any federal, state and local income tax, and employment tax (the “Gross-Up Payment”). The amount of the Gross-Up Payment will be equal to the amount of the Allowances paid, multiplied by Employee’s marginal rate of federal, state and local income tax (net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes) and employment taxes in the calendar year for which the Gross-Up Payment is to be made (the “Marginal Rate”), divided by 1.0 minus such Marginal Rate.

Stock Options:

Subject to the approval of the Board, the Company will grant you a stock option (the “Option”) representing 1.5% (250,328 shares) ownership under the Company’s 2014 Stock Incentive Plan (the “Plan”) for the purchase of common stock of the Company (subject to adjustment in the event any stock split, stock dividend or other similar event) for an exercise price per share equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

Performance Incentive Program:

You are eligible to participate in the Company’s annual performance based incentive program, which provides employees with cash bonuses based on the performance of the employee and the company, in each case established and evaluated by the Company in its discretion and subject to the approval of the Board of Directors of the Company, (the “Board”).

Incentive Bonus Plan:

Your target bonus for a full calendar year will be 35% of your annual base salary based on the attainment of performance metrics and/or individual performance objectives. This plan will be based on individual performance goals established and achieved after you start and along with the overall Company performance. To help provide support for the loss of cash as a result of your departure from your previous employer the Company will not pro-rate your target incentive bonus for 2019 but pay the full target bonus for the year. Eligibility for any award under this plan is contingent on your employment at the Company on the date the award is paid

All payments and other amounts contemplated to be payable by this letter are subject to tax and other withholdings as required by law.

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Health & Wellness Benefits:

While employed you will be eligible to participate in the employee benefit plans and programs that the Company establishes and makes available to its regular full-time employees, subject to terms of those plans and programs.

Employment-At-Will:

Your employment with the Company is “at will.” Which means it may be terminated at any time by you or SQZ, with or without cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

As a condition of employment, you will be required to (1) sign and comply with the Company’s Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, a copy of which is enclosed with this letter, (2) sign and return a satisfactory I-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America and (3) provide satisfactory proof of your identity as required by U.S. law.

During your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations. The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

Notwithstanding any of the above, if you accept this offer, this letter and the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement will constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement or contrary to those contained in this letter or the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

This letter will be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles that would result in the application of the laws of another jurisdiction. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and a duly authorized officer Company.

If you wish to accept employment with the Company under the terms described in this offer, please sign and date this letter and the enclosed Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement and return them to me by July 18, 2019 after which time this offer will automatically expire.

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If you have any questions, regarding this offer or employment with the Company, please feel free to contact me. I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SQZ Biotechnologies Company

/s/ Armon Sharei

By:

Name: Armon Sharei

Title: CEO

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

I accept the offer of employment set forth in this letter dated 7/17/19 and will start my employment on 9/3/19.

/s/ Teri Loxam	Date: 7/17/19
Teri Loxam

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